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                                                                    Exhibit 12.1

                   Statement Regarding Computation of Ratios
         (In thousands, except ratio of earnings to fixed charges data)

                                        Years Ended December 31,
                               -----------------------------------------------
                                 2000      1999      1998      1997     1996
                               --------  --------  --------  --------  -------
Fixed charges:
  Interest expense on debt.... $ 55,482  $ 45,293  $ 31,930  $ 21,367  $ 6,173
  Capitalized interest........    4,086     1,074       529       --       --
  Interest element of rent
   expense....................    4,462     3,309     2,440     2,053      424
  Fixed charges of
   unconsolidated subsidiary..      --        --        --        --     1,564
                               --------  --------  --------  --------  -------
                               $ 64,030  $ 49,676  $ 34,899  $ 23,420  $ 8,161
                               ========  ========  ========  ========  =======
Earnings:
  Consolidated net loss....... $(70,875) $(54,979) $(34,342) $(10,773) $(3,910)
  Extraordinary loss..........    1,321       --      8,436       508      --
  Preacquisition losses.......      --        --        --        (74)     --
  (Benefit) provision for
   income taxes...............     (512)       94    (6,454)   (3,324)  (1,233)
  Fixed charges...............   64,030    49,676    34,899    23,420    8,161
                               --------  --------  --------  --------  -------
                               $ (6,036) $ (5,209) $  2,539  $  9,757  $ 3,018
                               ========  ========  ========  ========  =======
Ratio of earnings to fixed
 charges......................      --        --        --        --       --
                               ========  ========  ========  ========  =======
Coverage deficiency........... $ 70,066  $ 54,885  $ 32,360  $ 13,663  $ 5,143